Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

FIRST QUARTER 2015 FINANCIAL RESULTS

Englewood, Colorado, May 8, 2015 - Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA,  QVCB, LVNTA, LVNTB) today reported first quarter 2015 results.  Highlights include(1):

Attributed to QVC Group

•	Grew QVC US revenue by 3% and adjusted OIBDA(2) by 2% in the first quarter
•	QVC US operating income decreased by 5%
•	QVC.com revenue as a percent of total US revenue increased to 47%, a 188 basis point increase
•	QVC US mobile penetration was 52% of QVC.com orders, a 1,566 basis point increase
•	QVC consolidated mobile penetration was 52% of QVC.com orders, a 1,366 basis point increase
•	Refinanced QVC bank credit facility, increased capacity to $2.25 billion
•	Improved terms, including lower interest rate and extension of maturity to 2020
•	QVC France on track for planned summer 2015 launch

Attributed to Liberty Ventures Group

•	Continuing Digital Commerce companies grew revenue 10%, adjusted OIBDA 29% and operating income 25%
•	Driven by strong margin performance at Backcountry.com

“QVC posted solid results in the US and outstanding local currency results in both the UK and Germany, with adjusted OIBDA growth and margin expansion.  The expansion in mobile orders was exceptional, with mobile now comprising 52% of total eCommerce orders worldwide.  We look forward to the launch of QVC France this summer,” stated Greg Maffei, Liberty Interactive President and CEO.  “Our Digital Commerce companies turned in a strong performance with revenue up 10% and adjusted OIBDA increasing 29%.”

1

QVC GROUP – Excluding the pre-reattribution impact of the Digital Commerce companies (see reconciling schedule 1), in the first quarter, QVC Group's revenue decreased 2% to $1.9 billion, adjusted OIBDA decreased 2%  to $401 million, operating income decreased 3% to $237 million, adjusted net income(3) increased 27% to $202 million and net income increased 37% to $151 million.

QVC

QVC's consolidated revenue decreased 2% in the first quarter to $1.9 billion. Adjusted OIBDA decreased 1% to $407 million and adjusted OIBDA margin increased 26 basis points.  Operating income decreased 5% to $246 million. Consolidated eCommerce revenue increased 5% to $813 million in the quarter and grew to 42% from 39% of consolidated revenue.  Mobile orders were 52% of total eCommerce orders in the quarter, compared to 38% a year ago.

US Dollar denominated results were negatively impacted by exchange rate fluctuations in the first quarter.  The US Dollar strengthened against the Euro, Japanese Yen and British Pound Sterling 18%, 14% and 8%, respectively.  On a constant currency basis, consolidated revenue and adjusted OIBDA both increased 2% compared to a 2% and 1% decline in US Dollars, respectively.

 "Our first quarter results demonstrate the strength of our highly differentiated retail model,” said QVC President and CEO Mike George.  “We expanded our eCommerce business with exceptional growth in our mobile penetration.  We generated strong margin expansion, led by Germany and the UK. We invested in our US leadership position with new shipping and handling polices and realized strong growth in new customers.  We continue to expand our global presence as we prepare to launch in France this summer. We are well positioned to continue to define the next generation of retail.”

US revenue increased 3% to $1.3 billion in the first quarter.  Units sold increased 3%, average selling price per unit increased 1% to $61.75 and returns as a percentage of gross product revenue increased 41 basis points in the quarter.  The US experienced growth in all categories except electronics.  eCommerce revenue increased 7% to $632 million and grew to 47% from 45% of total US revenue.  Adjusted OIBDA increased 2% to $306 million.  Adjusted OIBDA margin decreased 26 basis points primarily due to lower shipping and handling revenue and higher personnel costs for severance, merit and benefits, which were partially offset by improved product margins and higher credit card income.

QVC's international revenue decreased 12% to $596 million in the first quarter, reflecting the aforementioned unfavorable exchange rate fluctuations.  On a constant currency basis, international revenue increased 2%.  Adjusted OIBDA decreased 9% to $101 million, and adjusted OIBDA margin increased 65 basis points.  On a constant currency basis, international adjusted OIBDA increased 4%.  The first quarter included $3 million of costs related to the scheduled launch of QVC France in the summer of 2015.

QVC Germany's revenue in local currency increased 3% in the first quarter.  Sales increased in local currency primarily in home, apparel and accessories.  These gains were partially offset by a decline in electronics.  Adjusted OIBDA in local currency increased 20%, and adjusted OIBDA margin in local currency grew 255 basis points primarily due to higher product margins, lower bad debt expense and customer service efficiencies.

QVC Japan's revenue in local currency decreased 2% in the first quarter.  The decline in revenue reflects macro-economic challenges, particularly a local consumption tax increase that became effective in April of 2014.  QVC Japan experienced sales declines in local currency in apparel, accessories and jewelry, which were partially offset by gains primarily in electronics.  Adjusted OIBDA in local currency decreased 5%, and adjusted OIBDA margin in local currency decreased 75 basis points primarily due to lower product margins and higher information technology costs.

QVC UK's revenue increased 4% in local currency in the first quarter.  Sales increased in local currency primarily in beauty and jewelry partially offset by a decline in electronics.  Adjusted OIBDA in local currency increased 13% and adjusted OIBDA margin in local currency increased 146 basis points primarily due to higher product margins, warehouse efficiencies, favorable inventory obsolescence expense and fixed cost leverage.

QVC Italy's revenue increased 9% in local currency in the first quarter.  Sales increased in local currency primarily in beauty and apparel.  Adjusted OIBDA deficit in local currency decreased 20% and adjusted OIBDA margin in local currency increased 195 basis points primarily due to fixed cost leverage and warehouse and call center efficiencies, which were partially offset by lower product margins.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, increased local currency revenue 5% in the first quarter.  CNRS' adjusted OIBDA deficit in local currency increased 73% reflecting solid unit volume growth and lower average selling prices, as well as higher freight, warehouse and customer service expenses. This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $1 million reduction in net income for the quarter.

QVC's outstanding debt, net of original issue discount, was $4.5 billion at March 31, 2015, a slight decline compared to December 31, 2014.

Share Repurchases

From February 1, 2015 through April  30, 2015, Liberty Interactive repurchased approximately 3.6 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $28.48 for total cash consideration of $101 million.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $5.5 billion, representing approximately 37.1% of the shares outstanding at the time of the creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures Group stock, were comprised of shares of the combined stocks.  The remaining repurchase authorization as of May 1, 2015 for QVC Group stock was approximately $575 million, which includes $59 million under the authorization put in place in connection with the spin-off of Liberty TripAdvisor Holdings, Inc. and which may be used to repurchase either QVC Group stock or Liberty Ventures Group stock (the “Liberty TripAdvisor spin-off authorization”).  Liberty Ventures has been compensated dollar-for-dollar for all repurchases made under the Liberty TripAdvisor spin-off authorization.

QVC Group consists of Liberty Interactive’s subsidiary, QVC, Inc., and Liberty Interactive’s interest in HSN, Inc.

LIBERTY VENTURES GROUP – Revenue for the continuing consolidated Digital Commerce companies increased 10% to $276 million in the first quarter.  For the quarter, the increase in revenue was due to increases at most of our subsidiaries, the most significant being Backcountry.com ($10 million), Bodybuilding.com ($10 million) and CommerceHub ($6 million).  The increase in Backcountry.com revenue was primarily due to increased average order value and consistent order volume, compared to last year.  A larger percentage of Backcountry.com sales came through their main websites versus the discounted flash websites.  The increase in Bodybuilding.com revenue was primarily due to increased order volume on slightly decreased average order values.  A portion of the decreased average order values for Bodybuilding.com was due to international sales and the foreign exchange impacts.  CommerceHub revenue growth was primarily attributed to growth in active customers (vendors and suppliers) which increased the number of aggregate transactions processed through the CommerceHub solution, along with the impact of the Mercent acquisition.

Adjusted OIBDA for the continuing Digital Commerce companies increased 29% to $22 million in the first quarter.  For the quarter, the growth in Adjusted OIBDA was primarily the result of increased revenue, as discussed above, with the most noticeable increase being at Backcountry.com.  Adjusted OIBDA represented 8.0% of revenue in the first quarter of 2015, as compared to 6.8% of revenue in the first quarter of 2014, primarily the result of improved product margins and cost containment efforts offset by increased marketing and promotional spend.

Operating income for the continuing Digital Commerce companies increased 25% to $5 million in the first quarter.

Share Repurchases

There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from February 1, 2015 through April  30, 2015.  The total remaining repurchase authorization for Liberty Ventures Group stock is approximately $709 million, which includes $59 million remaining under the Liberty TripAdvisor spin-off authorization.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Interval, Lending Tree and FTD, its subsidiaries Backcountry.com, Bodybuilding.com, CommerceHub, The Right Start and Evite, and minority interests in Time Warner Inc. and Time Warner Cable.

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 12:15 p.m. (E.D.T.) on May 8, 2015.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.
3)	For a definition of adjusted net income and applicable reconciliations, see the accompanying schedules.

QVC GROUP FINANCIAL METRICS – QUARTER

(amounts in millions)	1Q14	1Q15	% Change
Revenue(1)
QVC
US	$1,305	$1,342	3%
Germany	250	212	(15)%
Japan	234	199	(15)%
UK	165	156	(5)%
Italy	32	29	(9)%
Total QVC Group Revenue	$1,986	$1,938	(2)%

Adjusted OIBDA(1)
QVC
US	$301	$306	2%
Germany	39	39	—%
Japan	47	39	(17)%
UK	27	28	4%
Italy	(2)	(2)	—%
France	—	(3)	NM
Total QVC Adjusted OIBDA	$412	$407	(1)%
Corporate and other	(4)	(6)	(50)%
Total QVC Group Adjusted OIBDA	$408	$401	(2)%

Operating Income(1)
QVC
US	$186	$177	(5)%
Germany	20	24	20%
Japan	41	31	(24)%
UK	19	21	11%
Italy	(6)	(4)	33%
France	—	(3)	NM
Total QVC Operating Income	$260	$246	(5)%
Corporate and other	(15)	(9)	40%
Total QVC Group Operating Income	$245	$237	(3)%

Adjusted Net Income(1)(2)
Total QVC Group Adjusted Net Income	$159	$202	27%

China JV(3)
Revenue	$35	$36	3%
Adjusted OIBDA	$(1)	$(2)	(100)%

(amounts in millions)
QVCA Shares Outstanding	4/30/2014	4/30/2015
Outstanding A and B shares	491	473

(amounts in millions)	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	3/31/2014	3/31/2015
Basic Weighted Average Shares Outstanding ("WASO")	494	473
Potentially dilutive Shares	10	7
Diluted WASO	504	480
1)

Non-GAAP presentation.  For GAAP purposes, the Digital Commerce companies were recorded as part of the QVC Group through September 30, 2014 (the date of the reattribution).  For presentation purposes in this table, the results of the Digital Commerce have been removed from the QVC Group for all periods shown (see reconciling schedule 1).

2)	GAAP net income was $110 million and $151 million for the three months ended March 31, 2014 and 2015, respectively (see reconciling schedule 4).
3)	This joint venture is being accounted for as an equity investment. 5

QVC OPERATING METRICS – QUARTER

(amounts in millions)	1Q14	1Q15	% Change
QVC - Consolidated
eCommerce $ of total revenue	$773	$813	5%
eCommerce % of total revenue	38.92%	41.95%	303	bps
Mobile % of total eCommerce(1)	38.47%	52.13%	1,366	bps

QVC - US
eCommerce $ of US revenue	$590	$632	7%
eCommerce % of US revenue	45.21%	47.09%	188	bps
Mobile % of US eCommerce(1)	36.53%	52.19%	1,566	bps
Return Rate	19.89%	20.30%	41	bps

(1)	Based on gross US Dollar orders.

DIGITAL COMMERCE FINANCIAL METRICS – QUARTER

(amounts in millions)	1Q14	1Q15	% Change
Revenue(1)
Digital Commerce companies - continuing	$250	$276	10%
Provide	198	NA	NM
Digital Commerce Companies Revenue	$448	$276	NM

Adjusted OIBDA(1)
Digital Commerce companies - continuing	$17	$22	29%
Provide	12	NA	NM
Digital Commerce Companies Adjusted OIBDA	$29	$22	NM

Operating Income(1)
Digital Commerce companies - continuing	$4	$5	25%
Provide	1	NA	NM
Digital Commerce Companies Operating Income	$5	$5	NM

(1)

Non-GAAP presentation.  For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group subsequent to September 30, 2014 (the date of the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.  In addition, Provide was included in the Digital Commerce companies prior to the sale of Provide to FTD Companies, Inc. on December 31, 2014.

(1)	6

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2015 to the same period in 2014.

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	12/31/2014	3/31/2015
HSN(1)	$1,521	$1,366
Total Attributed QVC Group	$1,521	$1,366

Expedia(2)	$1,992	$2,197
FTD(3)	355	305
Interval Leisure Group and Tree.com(4)	482	592
Other Public Holdings(5)	1,210	1,193
Total Attributed Liberty Ventures Group	$4,039	$4,287

(1)

Represents fair value of QVC Group's investment in HSN.  In accordance with GAAP, QVC Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $328 million and $146 million at December  31, 2014 and March 31, 2015, respectively.

(2)

Represents fair value of Liberty Ventures Group's investment in Expedia.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $514 million and $496 million at December  31, 2014 and March 31, 2015, respectively.

(3)

Represents fair value of Liberty Ventures Group's investment in FTD.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $355 million and $350 million at December 31, 2014 and March 31, 2015, respectively.

(4)

Represents fair value of Liberty Ventures Group's investments.  In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $108 million and $109 million at December  31, 2014 and March 31, 2015, respectively.

(5)

Represents Liberty Ventures Group's other public holdings which are accounted for at fair value.   Excludes $10 million and $13 million of long-term marketable securities as of December  31, 2014 and March 31, 2015, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2014	3/31/2015
Cash and Liquid Investments Attributable to:
QVC Group (1)	$443	$539
Liberty Ventures Group(2)(3)	2,762	2,684
Total Liberty Consolidated Cash and Liquid Investments	$3,205	$3,223

Less:
Short-term marketable securities - QVC Group	$21	$9
Short-term marketable securities - Liberty Ventures Group	868	851
Long-term marketable securities - Liberty Ventures Group	10	13
Total Liberty Consolidated Cash (GAAP)	$2,306	$2,350

Debt:
Senior notes and debentures(4)	$791	$791
Senior exchangeable debentures(5)	400	346
QVC senior notes(4)	4,050	4,050
QVC bank credit facility	508	450
Other	75	65
Total Attributed QVC Group Debt	$5,824	$5,702
Unamortized discount and fair market value adjustment	36	46
Total Attributed QVC Group Debt (GAAP)	$5,860	$5,748

Senior exchangeable debentures(5)	$2,081	$2,077
Other	61	70
Total Attributed Liberty Ventures Group Debt	$2,142	$2,147
Fair market value adjustment	49	25
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,191	$2,172

Total Liberty Interactive Corporation Debt (GAAP)	$8,051	$7,920

(1)	Includes $21 million and $9 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2014 and March 31, 2015, respectively.
(2)	Includes $868 million and $851 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2014 and March 31, 2015, respectively.
(3)

Includes $10 million and $13 million of marketable securities with an original maturity greater than one year as of December 31, 2014 and March 31, 2015, respectively, which is reflected in investments in available-for-sale securities in Liberty Ventures Group's condensed attributed balance sheet.

(4)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(5)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group increased by $96 million during the first quarter.  Cash flow from operations and the proceeds of a $10 per share special dividend received from HSNi were partially offset by stock repurchases, debt repayments and capital expenditures.  Total debt attributed to the QVC Group decreased by $122 million, primarily due to repayments on the 1% Exchangeable Senior Debentures due to the HSNi special dividend and the QVC credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group decreased $78 million, primarily due to investment in cost and equity investees and the Mercent acquisition.    Total debt attributed to the Liberty Ventures Group increased $5 million.

Important Notice: Liberty Interactive (Nasdaq: QVCA,  QVCB, LVNTA, LVNTB) President and CEO, Greg

Maffei, will discuss Liberty Interactive's earnings release in a conference call which will begin at 12:15 p.m. (E.D.T.) on May 8, 2015.  The call can be accessed by dialing (844)  307-2219 or (678)  509-7635 at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release and replays of the call will also be available on Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, including the launch of QVC France and the expected expenditures in connection therewith, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty Interactive's condensed consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty Interactive (QVC) at March 31, 2015, which Liberty Interactive has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors.  See Schedule 2 to this press release for a reconciliation of QVC’s adjusted OIBDA to operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
QVC Group
QVC
Revenue - US	$1,305	$1,352	$1,368	$2,030	$1,342
Revenue - International	681	662	652	751	596
Revenue - Total	$1,986	$2,014	$2,020	$2,781	$1,938
Adjusted OIBDA - US	301	325	329	474	306
Adjusted OIBDA - International	111	114	110	146	101
Adjusted OIBDA - Total	$412	$439	$439	$620	$407
Operating income - US	186	203	203	349	177
Operating income - International	74	81	73	110	69
Operating income - Total	$260	$284	$276	$459	$246
Gross margin - US	36.4%	37.7%	37.2%	35.6%	36.5%
Gross margin - International	37.4%	38.3%	37.8%	37.7%	38.1%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, the QVC Group, QVC (and certain of its subsidiaries), and the Digital Commerce companies together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this presentation includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit) and net income (loss) generated by the Digital Commerce companies prior to the reattribution.

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization and the reattribution of the Digital Commerce companies.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a valuable supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March  31, 2014,  June 30, 2014, September  30, 2014, December 31, 2014 and March  31, 2015,  respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
QVC Group
QVC Group Adjusted OIBDA (ex. Digital Commerce)(1)	$408	$433	$433	$612	$401
Digital Commerce Adjusted OIBDA(1)	29	26	(2)	NA	NA
Adjusted OIBDA	$437	$459	$431	612	401
Depreciation and amortization	(162)	(165)	(166)	(150)	(152)
Stock compensation expense	(25)	(23)	(18)	(17)	(12)
Impairment of intangible assets	—	(7)	—	—	—
Operating Income	$250	$264	$247	$445	$237

(1)

QVC Group adjusted OIBDA presented exclusive of the impact of the Digital Commerce companies and reconciled to both QVC Group adjusted OIBDA and GAAP operating income.  Under GAAP, the Digital Commerce companies were only included as part of the QVC Group through September 30, 2014.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the Digital Commerce businesses to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March  31, 2014,  June  30, 2014,  September  30, 2014,  December 31, 2014 and March  31, 2015, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

QUARTERLY SUMMARY

(amounts in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
QVC Group
QVC Adjusted OIBDA
QVC US	$301	$325	$329	$474	$306

QVC Germany	39	40	42	53	39
QVC Japan	47	43	41	45	39
QVC UK	27	33	31	50	28
QVC Italy	(2)	(2)	(1)	1	(2)
QVC France	—	—	(3)	(3)	(3)
QVC International adjusted OIBDA	$111	$114	$110	$146	$101

Consolidated QVC adjusted OIBDA	412	439	439	620	407
Depreciation and amortization	(144)	(145)	(147)	(151)	(153)
Stock compensation	(8)	(10)	(16)	(10)	(8)
Operating Income	$260	$284	$276	$459	$246

Liberty Ventures Group
Digital Commerce Companies(1)
Adjusted OIBDA	$29	$26	$(2)	$44	$22
Depreciation and amortization	(19)	(19)	(19)	(20)	(15)
Stock compensation	(5)	(7)	7	(16)	(2)
Impairment of intangible assets	—	(7)	—	—	—
Operating Income (Loss)	$5	$(7)	$(14)	$8	$5

(1)

For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group beginning with the fourth quarter of 2014 (due to the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Digital Commerce companies to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
QVC Group Adjusted OIBDA
Consolidated QVC	$412	$439	$439	$620	$407
Corporate and other	(4)	(6)	(6)	(8)	(6)
QVC Group Adjusted OIBDA(1)	$408	$433	$433	$612	$401
Liberty Ventures Group Adjusted OIBDA
Digital Commerce(1)	$29	$26	$(2)	$44	$22
Corporate and other	(3)	(3)	(6)	(6)	(4)
Liberty Ventures Group Adjusted OIBDA	$26	$23	$(8)	$38	$18
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$434	$456	$425	$650	$419
Depreciation and amortization	(163)	(164)	(166)	(169)	(168)
Stock compensation	(25)	(26)	(20)	(37)	(15)
Impairment of intangible assets	—	(7)	—	—	—
Consolidated Liberty Interactive Corp. Operating Income	$246	$259	$239	$444	$236

1)

For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group beginning with the fourth quarter of 2014 (due to the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.

SCHEDULE 4

The following table provides a reconciliation of QVC Group's adjusted net income to its net income calculated in accordance with GAAP for the three months ended March 31, 2014, June 30, 2014, September 31, 2014, December 31, 2014 and March 31, 2015, respectively.  Adjusted net income excludes the impact of the Digital Commerce companies due to their reattribution to Liberty Ventures Group in the fourth quarter of 2014.

QUARTERLY SUMMARY

(amounts in millions)	1Q14	2Q14	3Q14	4Q14	1Q15	LTM
QVC Group
Net income	$110	$105	$83	$222	$151	$561
Purchase accounting amort., net of deferred tax benefit (1)	51	51	51	51	51	204
Digital Commerce net income (loss)	2	(1)	(16)	-	-	(17)
QVC Group Adjusted net income	$159	$157	$150	$273	$202	$782

QVCA/B shares outstanding as of April 30, 2015						473
Adjusted LTM earnings per share						$1.65

1)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit.

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

March 31, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$530	1,820	—	2,350
Trade and other receivables, net	836	31	—	867
Inventory, net	966	153	—	1,119
Short-term marketable securities	9	851	—	860
Other current assets	269	11	(205)	75
Total current assets	2,610	2,866	(205)	5,271
Investments in available-for-sale securities and other cost investments	4	1,232	—	1,236
Investments in affiliates, accounted for using the equity method	193	1,226	—	1,419
Property and equipment, net	971	67	—	1,038
Intangible assets not subject to amortization	7,576	268	—	7,844
Intangible assets subject to amortization, net	1,061	61	—	1,122
Other assets, at cost, net of accumulated amortization	66	6	—	72
Total assets	$12,481	5,726	(205)	18,002
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$47	(47)	—	—
Accounts payable	554	85	—	639
Accrued liabilities	543	48	—	591
Current portion of debt	8	931	—	939
Current deferred tax liabilities	—	1,196	(205)	991
Other current liabilities	163	73	—	236
Total current liabilities	1,315	2,286	(205)	3,396
Long-term debt	5,740	1,241	—	6,981
Deferred income tax liabilities	936	803	—	1,739
Other liabilities	169	12	—	181
Total liabilities	8,160	4,342	(205)	12,297
Equity/Attributed net assets (liabilities)	4,231	1,378	—	5,609
Noncontrolling interests in equity of subsidiaries	90	6	—	96
Total liabilities and equity	$12,481	5,726	(205)	18,002

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$1,938	276	2,214

Operating costs and expenses:
Cost of sales	1,221	194	1,415
Operating, including stock-based compensation	169	22	191
Selling, general and administrative, including stock-based compensation	159	45	204
Depreciation and amortization	152	16	168
	1,701	277	1,978
Operating income (loss)	237	(1)	236

Other income (expense):
Interest expense	(75)	(20)	(95)
Share of earnings (losses) of affiliates, net	24	(21)	3
Realized and unrealized gains (losses) on financial instruments, net	(10)	6	(4)
Other, net	8	7	15
	(53)	(28)	(81)
Earnings (loss) before income taxes	184	(29)	155
Income tax benefit (expense)	(24)	21	(3)
Net earnings (loss)	160	(8)	152
Less net earnings (loss) attributable to noncontrolling interests	9	—	9
Net earnings (loss) attributable to Liberty stockholders	$151	(8)	143

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$2,434	—	2,434

Operating costs and expenses:
Cost of sales	1,556	—	1,556
Operating, including stock-based compensation	213	—	213
Selling, general and administrative, including stock-based compensation	253	3	256
Depreciation and amortization	162	1	163
	2,184	4	2,188
Operating income (loss)	250	(4)	246

Other income (expense):
Interest expense	(76)	(19)	(95)
Share of earnings (losses) of affiliates, net	21	(23)	(2)
Realized and unrealized gains (losses) on financial instruments, net	1	(26)	(25)
Other, net	1	6	7
	(53)	(62)	(115)
Earnings (loss) from continuing operations before income taxes	197	(66)	131
Income tax benefit (expense)	(73)	33	(40)
Net earnings (loss) from continuing operations	124	(33)	91
Net earnings (loss) from discontinued operations, net of tax	(4)	23	19
Net earnings (loss)	120	(10)	110
Less net earnings (loss) attributable to noncontrolling interests	10	18	28
Net earnings (loss) attributable to Liberty stockholders	$110	(28)	82

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$160	(8)	152
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	152	16	168
Stock-based compensation	12	3	15
Cash payments for stock based compensation	—	(2)	(2)
Excess tax benefit from stock based compensation	(13)	—	(13)
Share of (earnings) losses of affiliates, net	(24)	21	(3)
Cash receipts from return on equity investments	7	6	13
Realized and unrealized gains (losses) on financial instruments, net	10	(6)	4
Deferred income tax (benefit) expense	(79)	25	(54)
Other, net	(9)	1	(8)
Intergroup tax allocation	47	(47)	—
Intergroup tax payments	(6)	6	—
Changes in operating assets and liabilities
Current and other assets	238	20	258
Payables and other current liabilities	(268)	(42)	(310)
Net cash provided (used) by operating activities	227	(7)	220

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(20)	(20)
Investments in and loans to cost and equity investees	(1)	(44)	(45)
Cash receipts from returns of equity investments	200	—	200
Capital expended for property and equipment	(31)	(13)	(44)
Purchases of short term and other marketable securities	(54)	(233)	(287)
Sales of short term and other marketable securities	66	247	313
Other investing activities, net	(44)	—	(44)
Net cash provided (used) by investing activities	136	(63)	73

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	351	180	531
Repayments of debt	(466)	(176)	(642)
Repurchases of Liberty common stock	(123)	—	(123)
Minimum withholding taxes on net settlements of stock-based compensation	(12)	1	(11)
Excess tax benefit from stock-based compensation	13	—	13
Other financing activities, net	(8)	1	(7)
Net cash provided (used) by financing activities	(245)	6	(239)
Effect of foreign currency rates on cash	(10)	—	(10)
Net increase (decrease) in cash and cash equivalents	108	(64)	44
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$530	1,820	2,350

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$120	(10)	110
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	4	(23)	(19)
Depreciation and amortization	162	1	163
Stock-based compensation	24	1	25
Cash payments for stock based compensation	(3)	(1)	(4)
Excess tax benefit from stock-based compensation	(8)	—	(8)
Share of losses (earnings) of affiliates, net	(21)	23	2
Cash receipts from return on equity investments	5	5	10
Realized and unrealized gains (losses) on financial instruments, net	(1)	26	25
Deferred income tax (benefit) expense	(49)	17	(32)
Other, net	1	(1)	—
Intergroup tax allocation	50	(50)	—
Intergroup tax payments	(225)	225	—
Changes in operating assets and liabilities
Current and other assets	175	1	176
Payables and other current liabilities	(54)	3	(51)
Net cash provided (used) by operating activities	180	217	397

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	25	25
Investments in and loans to cost and equity investees	—	(18)	(18)
Capital expended for property and equipment	(41)	—	(41)
Purchases of short term and other marketable securities	—	(106)	(106)
Sales of short term and other marketable securities	—	68	68
Other investing activities, net	(9)	1	(8)
Net cash provided (used) by investing activities	(50)	(30)	(80)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,551	—	1,551
Repayments of debt	(1,347)	(5)	(1,352)
Repurchases of Liberty common stock	(213)	—	(213)
Minimum withholding taxes on net settlements of stock-based compensation	(6)	(2)	(8)
Excess tax benefit from stock-based compensation	8	—	8
Intergroup receipts (payments), net	2	(2)	—
Other financing activities, net	(35)	(2)	(37)
Net cash provided (used) by financing activities	(40)	(11)	(51)
Net cash provided (used) by discontinued operations:
Operating	(6)	135	129
Investing	(1)	(153)	(154)
Financing	—	(13)	(13)
Change in available cash held by discontinued operations	1	31	32
Net cash provided (used) by discontinued operations	(6)	—	(6)
Effect of foreign currency rates on cash	—	—	—
Net increase (decrease) in cash and cash equivalents	84	176	260
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end period	$679	483	1,162